EXHIBIT 99.1


Rayovac Completes Acquisition of United Industries, Debt Tender Offer and Related Financings

ATLANTA, Feb 07, 2005 /PRNewswire-FirstCall via COMTEX/ -- Rayovac Corp. (NYSE:
ROV), a global consumer products company with a diverse portfolio of world-class brands, announced today that it has completed its acquisition of United Industries Corporation. Rayovac further announced that, in connection with that acquisition, Rayovac completed its offering of $700 million aggregate principal amount of its 7 3/8% Senior Subordinated Notes due 2015 and its tender offer for United Industries' 9 7/8% Senior Subordinated Notes due 2009, retired United Industries' senior credit facilities and replaced Rayovac's senior credit facilities with new senior credit facilities initially aggregating $1.03 billion. Rayovac financed the cash portion of the purchase price of the United Industries acquisition, the tender offer for United Industries' 9 7/8% Senior Subordinated Notes due 2009 and the retirement of United Industries' senior credit facilities with the proceeds from the offering of its 7 3/8% Senior Subordinated Notes due 2015 and new senior credit facilities.

As of 9:00 a.m., New York City time, on February 7, 2005, the expiration date of Rayovac's tender offer for United Industries' 9 7/8% Senior Subordinated Notes due 2009, Rayovac had received tenders from holders of, and accepted for payment, $221,695,000 in aggregate principal amount of the notes representing approximately 96% of the outstanding notes. Rayovac will redeem any remaining outstanding United Industries notes on or shortly after April 1, 2005 pursuant to the applicable terms of the indenture governing those notes.

In connection with the acquisition of United Industries, Rayovac increased the size of its board of directors from eight to ten members. Scott A. Schoen and Charles A. Brizius, both of Thomas H. Lee Partners, L.P., have been appointed as the new members of Rayovac's board. Mr. Schoen is Co-President and Mr. Brizius is Managing Director of Thomas H. Lee Partners, L.P. In addition, Robert L. Caulk, CEO of United Industries, will become a member of Rayovac's Executive Committee.

About United Industries:

United Industries Corporation, headquartered in St. Louis, is a leading manufacturer and marketer of products for the consumer lawn-and-garden care and household insect control markets in North America and a leading supplier of quality products to the pet supply industry in the United States. United Industries has approximately 2,800 employees throughout North America.

About Rayovac:

Rayovac is a global consumer products company and one of the largest battery, shaving and grooming, and lighting companies in the world. Through a diverse and growing portfolio of world-class brands -- including Rayovac, Varta and

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Remington -- Rayovac holds leading market positions in a number of major product categories. The company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has approximately 6,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol ROV.

Forward-Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (2) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (3) changes in consumer demand for the various types of products Rayovac and United offer, (4) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (5) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (6) various other factors, including those discussed herein and those set forth in Rayovac's and United's securities filings, including their most recently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

SOURCE Rayovac Corp.

Investors, Nancy O'Donnell, VP Investor Relations of Rayovac Corp., +1-770-829-6208, or Media, David Doolittle of Ketchum for Rayovac, +1-404-879-9266, david.doolittle@ketchum.com

http://www.prnewswire.com

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